UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 23, 2008

Commission File Number 000-51762

ALTERNATIVE ENERGY SOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	74-3038728 (I.R.S. Employer Identification Number)

310 W. 20th Street
Kansas City, Missouri 64108
(816) 842-3835
(Address of principal executive offices and telephone number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On June 23, 2008 the Board of Directors (the “Board”) of Alternative Energy Sources, Inc. (the “Company”), due to an inability to successfully raise funds for its ethanol plant construction or expand its ethanol management consulting business, initiated a plan to cease business operations. As a result of this plan, the Company expects to record total pre-tax one time non-cash charges totaling approximately $3.1 million in connection with winding down its operations, the largest charge being approximately $2.5 million relating to the asset impairment charge associated with the Company’s proposed Boone County, Iowa plant location. The Company is also subject to a lease for its headquarters with 78 months remaining on its term and employment agreements that stipulate payments upon termination without cause. Costs associated with future obligations under this lease and the employment agreements are not determinable at this point.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2008 the Company’s Board determined to furlough, effective June 30, 2008, all employees and the following officers: Lee L. Blank, John J. Holland and John A. Ward.

The Board also determined on June 23, 2008 to elect, effective July 1, 2008, Mark A. Beemer, who in addition to his current roles as Chairman and Chief Executive Officer will also serve as Chief Financial Officer. Effective July 1, 2008, Mr. Beemer’s compensation will be adjusted to an hourly basis at his current annual rate of pay. Payment of the compensation will be subject to the company’s ability to meet its obligation to Mr. Beemer. Additional information relating to Mr. Beemer’s age, experience, compensation, family relationships and related party transactions can be found in the Company’s Annual Report on Form 10-KSB for the period ended December 31, 2007 filed with the SEC on March 31, 2008.

Following the board meeting, on June 23, 2008, the following directors voluntarily resigned from the Board and from all committees of the Board: Lee L. Blank, W. Gordon Snyder, A. Michael Espy and John D. McNamara.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERNATIVE ENERGY SOURCES, INC.

Dated: June 25, 2008	By:	/s/ Mark Beemer
Name: Mark Beemer
Title: Chief Executive Officer